Exhibit 3

BLUE STAR FOODS CORP.

UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS IN LIEU OF A SPECIAL MEETING

The undersigned, constituting all of the members of the Board of Directors (the “Board”) of Blue Star Foods Corp., a Delaware corporation (the “Company”), acting pursuant to Section 141(f) of the Delaware General Corporation Law (“DGCL”), hereby adopt the following resolutions by unanimous written consent, effective as of August 14th, 2026.

RECITALS

WHEREAS, the Board has reviewed the Company’s current capital structure, trading price, shareholder base, and the requirements for maintaining an orderly public market for the Company’s common stock;

WHEREAS, the Board believes that a reverse stock split may improve the marketability of the Company’s common stock, facilitate future capital-raising opportunities, reduce administrative costs associated with maintaining a large number of outstanding shares, and provide greater flexibility in pursuing strategic transactions;

WHEREAS, the Board has considered the potential effects of a reverse stock split on the Company’s shareholders, capitalization, public float, and outstanding equity awards and convertible securities;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to effect a reverse stock split of the Company’s issued and outstanding common stock at a ratio of one (1) share for every one thousand six hundred (1,600) shares.

WHEREAS, the Board has carefully reviewed the Company’s current capital structure, the number of issued and outstanding shares of Common Stock, the Company’s historical trading prices, market capitalization, liquidity, and the Company’s anticipated future capital requirements;

WHEREAS, after considering various strategic alternatives, the Board has determined that a reverse stock split is expected to simplify the Company’s capital structure, improve the per-share trading price of the Company’s Common Stock, enhance the Company’s appeal to institutional and other investors, facilitate future equity and debt financing transactions, support potential strategic acquisitions and business combinations utilizing the Company’s equity securities, and generally provide greater flexibility in pursuing the Company’s long-term strategic objectives;

WHEREAS, the Board considered multiple reverse stock split ratios, together with the anticipated impact of each alternative on the Company’s capitalization, public float, trading characteristics, shareholder base, financing objectives, and overall market perception;

WHEREAS, after careful deliberation, the Board determined that a reverse stock split at a ratio of one (1) share for every one thousand six hundred (1,600) shares represents the ratio most likely to achieve the Company’s strategic and financial objectives while maintaining an appropriate number of issued and outstanding shares for future corporate purposes;

WHEREAS, the Board further recognizes that market conditions, regulatory considerations, financing opportunities, or other corporate developments may arise after approval of the Reverse Stock Split but before its effectiveness, and believes it is in the best interests of the Company and its shareholders to retain flexibility to delay or abandon the transaction if circumstances warrant.

DISCUSSION OF STRATEGIC ALTERNATIVES

In reaching its determination, the Board reviewed management’s presentation and discussed the following matters:

the Company’s historical trading prices and market capitalization; the Company’s current and projected capital needs;

outstanding convertible securities and the potential adjustments required as a result of the Reverse Stock Split;

the anticipated impact of various reverse stock split ratios on shareholders, the public float, and market liquidity;

feedback from management, the Company’s transfer agent, and securities counsel regarding FINRA Rule 6490 and implementation of the Reverse Stock Split; and

the potential benefits and risks of proceeding with, delaying, or abandoning the Reverse Stock Split.

Following discussion, the Board concluded that the Reverse Stock Split, at the selected ratio and subject to the flexibility described below, is advisable and in the best interests of the Company and its shareholders.

NOW, THEREFORE, BE IT RESOLVED THAT:

1.	Approval of Reverse Stock Split

RESOLVED, that the Board hereby approves and declares advisable a reverse stock split of all issued and outstanding shares of the Company’s Common Stock, par value $0.0001 per share, whereby every 1,600 issued and outstanding shares shall automatically be combined into one (1) share of Common Stock (the “Reverse Stock Split”).

2.	Board Findings and Strategic Objectives

RESOLVED, that the Board hereby determines that the Reverse Stock Split is fair to, advisable, and in the best interests of the Company and its shareholders for the reasons set forth in these resolutions and the discussions of the Board.

FURTHER RESOLVED, that the Board specifically finds that the Reverse Stock Split is intended to:

simplify the Company’s capital structure;

increase the per-share trading price of the Company’s Common Stock; improve the marketability of the Company’s securities;

facilitate future public and private financing transactions;

enhance the Company’s ability to pursue acquisitions, strategic partnerships, and other corporate opportunities utilizing its equity securities; and

provide greater flexibility in the management of the Company’s capital structure.

FURTHER RESOLVED, that the Board has considered numerous alternative reverse stock split ratios and has determined that a ratio of one (1) share for every one thousand six hundred (1,600) shares is the ratio most likely to achieve the Company’s current strategic, operational, and financing objectives.

FURTHER RESOLVED, that notwithstanding approval of the Reverse Stock Split by the

Board and, if applicable, the shareholders of the Company, the Company’s Executive Chairman and Chief Executive Officer, acting together with any other authorized executive officer, shall have the authority, without further action by the shareholders, to delay, suspend, or abandon the

Reverse Stock Split at any time prior to its effectiveness if they determine, in the exercise of their reasonable business judgment, that such action is in the best interests of the Company and its shareholders, including due to changes in market conditions, regulatory developments, financing opportunities, strategic transactions, or other corporate considerations.

FURTHER RESOLVED, that any decision to abandon or postpone the Reverse Stock Split pursuant to the foregoing authority shall not require further shareholder approval unless otherwise required by applicable law, the Company’s Certificate of Incorporation, or applicable securities regulations.

3.	Certificate of Amendment

RESOLVED, that the officers of the Company are authorized and directed to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Company’s Certificate of Incorporation implementing the Reverse Stock Split, substantially in the form presented to the Board, with such non-material modifications as legal counsel may approve.

4.	Shareholder Approval

RESOLVED, that if shareholder approval is required under the DGCL, the Company’s Certificate of Incorporation, applicable SEC rules, or other applicable law, the proposed Reverse Stock Split shall be submitted to the shareholders for approval by written consent, proxy solicitation, or information statement, as determined by management and securities counsel.

5.	FINRA Corporate Action

RESOLVED, that following approval of the Reverse Stock Split, the officers of the Company are authorized to submit all required documentation to the Financial Industry Regulatory Authority (“FINRA”) pursuant to FINRA Rule 6490, including the Company-Related Action Notification Form and all supporting documentation necessary to process the Reverse Stock Split.

6.	Transfer Agent

RESOLVED, that the Company’s transfer agent is authorized and directed to:

●	adjust shareholder records to reflect the Reverse Stock Split;

●	coordinate with FINRA and the Depository Trust Company (DTC);

●	obtain a new CUSIP number if required;

●	issue post-split shares; and

●	perform all ministerial acts necessary to affect the Reverse Stock Split.

7.	Fractional Shares

RESOLVED, that no fractional shares shall be issued in connection with the Reverse Stock Split.

Any shareholder who would otherwise receive a fractional share shall instead receive one whole share in lieu of such fractional share, and the officers are authorized to include such provision in the Certificate of Amendment and all related filings.

8.	Effective Date

RESOLVED, that the officers of the Company are authorized to determine the effective date and effective time of the Reverse Stock Split, subject to:

●	filing of the Certificate of Amendment;

●	completion of the FINRA corporate action review process;

●	coordination with the Company’s transfer agent;

●	coordination with DTC; and

●	compliance with all applicable federal securities laws.

9.	Equity Awards and Convertible Securities

RESOLVED, that following the effectiveness of the Reverse Stock Split, the officers are authorized to make equitable adjustments to:

●	stock options;

●	warrants;

●	restricted stock awards;

●	convertible notes;

●	preferred stock conversion ratios;

●	equity incentive plans; and

●	any other securities convertible into Common Stock,

to preserve the economic intent of such instruments in accordance with their governing agreements.

10.	SEC Filings

RESOLVED, that the appropriate officers are authorized and directed to prepare and file all required reports with the Securities and Exchange Commission, including any required:

●	Current Report on Form 8-K;

●	Information Statement on Schedule 14C or Proxy Statement;

●	amendments to registration statements, if necessary; and

●	all other reports required under the Securities Exchange Act of 1934.

11.	General Authorization

RESOLVED, that each officer of the Company is authorized to execute any agreements, certificates, notices, filings, applications, or other documents and to take any action deemed necessary or advisable to carry out the intent of these resolutions.

12.	Ratification

RESOLVED, that all actions previously taken by the officers or agents of the Company relating to the matters contemplated by these resolutions are hereby ratified, confirmed, and approved.

There being no further business, this Written Consent may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument.

Effective as of August 14, 2026.

BOARD OF DIRECTORS

John Keeler

Nubar Herian

Jeffrey J. Guzy

Timothy McLellan

Trond Ringstad